Memorandum of Understanding

This Memorandum of Understanding (the “MOU”) is effective March 26, 2018,

BETWEEN:	Novo Healthnet Limited, (hereafter referred to as “NOVO”) a corporation organized under the laws of the Province of Ontario and is a wholly owned subsidiary of Novo Integrated Sciences, Inc. (hereafter referred to as “NVOS”), with Novo Healthnet Limited’s head office located at:

309 Pennsylvania Ave. Concord, Ontario, Canada, L4K 5K9

AND:	China Quantum Life Science Technologies Holding Limited (hereafter referred to as “CQLST”), a corporation organized under the laws of China, with its head office located at:

Unit 3A,12/F, Kaiser Centre, No. 18 Centre Street Sai Ying Pun, Hong Kong

WHEREAS

A.	NOVO and CQLST (each a “Party” and collectively referred to as the “Parties") are mutually interested in the creation of a strategic business relationship in which NOVO is offering CQLST the opportunity to subscribe to shares in NVOS at a predetermined price as identified within this agreement. The primary purpose for the capital funding is for expansion into the U.S. Healthcare markets, and to complete certain other potential acquisitions that have been previously identified and announced.

B.	CQLST will provide investment capital funding in a structure amenable to the desires and regulatory requirements necessary for the use of such capital while conforming to the business objectives of the Parties. CQLST would also be responsible in identifying staffing solutions by way of post-secondary educational relationships and programs in order to adequately and professionally staff the facilities.

C.	The parties agree to form a separate joint venture entity under the name Novo China Health Group (“Novo China”) in which CQLST will be the majority owner (70%) and Licensed Management Company of operations in Greater China that will offer Physical Therapy, Chiropractic, Rehabilitation, Pain Management, and other Holistic Care within Medical Facilities in the newly established network located in China. The clinics will have the option of utilizing NOVO’s existing care protocols where appropriate and managed under NOVO management policies via CQLST as the Licensed Management Company. The Novo China clinics would also utilize NOVO’s proprietary technologies in Virtual Care and Telemedicine (also referred to as Novo Health Link), assessment and treatment as well as allow access to NVOS e-commerce portals carrying proprietary and endorsed health and wellness products. Additionally, CQLST, in accordance to its ownership interest in Novo China, will have the ability to market and sell authorized and approved health and wellness products into the U.S. and Canadian marketplace via NVOS owned clinics and affiliate medical practices.

D.	The parties also agree that the Novo China joint venture business entity can spin-off into a separate Public Company when the Novo China business entity reaches a level of financial performance and achieves other important milestones that the Novo China Board of Directors deems it appropriate for such an event to occur.

E.	The parties have engaged in discussions relating to these intentions and the Parties now wish to enter into this MOU to describe the agreed principles between the Parties on how to materialize and pursue a Definitive Agreement (the “Agreement”).

NOW THE PARTIES HEREBY AGREE AS FOLLOWS:

a)	The Parties bind themselves on an exclusive basis for the term of this MOU, to evaluate the possibilities in executing the transaction. During this period, neither Party shall, and each Party shall ensure that no Affiliate (as such term is defined below) of such Party shall, directly or indirectly, on its own behalf or in conjunction with others, through any representative, director, officer, shareholder, adviser, agent, employee or otherwise, solicit or obtain offers from, negotiate or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to and/or which could be considered as competing with either of the Parties in the Project. This exclusivity period may be extended by the written agreement of the Parties. The term "Affiliate" shall mean with respect to any Party, any person, which directly or indirectly owns, or is owned by that Party; for the purposes of this definition, "to own" means to hold any interest in the share capital or the voting rights of the owned entity. Additionally, both Parties agree to continue the business relationship outlined herein on a mutually exclusive basis.

b)	Within the agreement, NOVO will:

1.	Provide CQLST shares of NVOS Stock in exchange for the capital funding;
2.	Provide CQLST one Board Seat on the NVOS Board with voting rights, and will allow Mr. Kris Shiming Yang to act as proxy and interpreter on behalf of CQLST;

3.	Provide executive level oversight;

4.	Provide proprietary technology protocols and product solutions, and e-commerce platform;

c)	Within the agreement CQLST will:

1.	Provide NOVO capital funding commitment of $5 Million USD which will be issued upon the effective close date in exchange for NVOS Restricted Stock (OTC: NVOS) priced at $0.50 per share, which equals 10,000,000 shares;

2.	Provide the entire capital funding commitment on or before May 15, 2018;

3.	Provide new clinic location details for Novo China operations;

4.	Provide access to clinic staffing solutions for Novo China operations;

d)	The capital funding agreement will be drafted and executed within 30 days of acceptance of this MOU, with an effective closing and capital funding date of May 15, 2018.

e)	Both Parties will arrange all corporate approvals necessary for the execution of the final agreement.

f)	The agreement will be exclusive and perpetual.

g)	This MOU and any correspondence is confidential, thus both Parties are held to NDA general rules and conditions for as long as these negotiations and final agreement execution is completed.

h)	Unless otherwise agreed in writing by the Parties, each Party shall bear its own costs. All costs incurred up to this period in time shall be borne by each Party being responsible for it.

i)	This MOU is effective from the date of signing and will have a term of (30) calendar days unless earlier terminated in writing.

j)	Either Party has the right to terminate the License Management Company agreement by notice in writing to the other Party if:

1.	the other Party becomes insolvent;

2.	the other Party commits a breach of this agreement; and the breach is material and not capable of being cured; or the breach is capable of being cured and the defaulting Party fails to cure the breach within 30 Business Days of being notified in writing of the breach by the Party giving the notice.

k)	All notices and communications relating to this MOU shall be in writing and shall be delivered by hand, or sent by email, air courier or registered mail to the parties at the following addresses:

If to NOVO:	Novo Healthnet Limited
309 Pennsylvania Ave.
Concord, Ont. Canada, L4K 5K9
Attention: Robert Mattacchione
Email:

If to CQLST :	China Quantum Life Science Technologies Holding Limited
Unit 3A,12/F, Kaiser Centre, No. 18 Centre Street
Sai Ying Pun, Hong Kong
Attention: Ranxu Fu
Email:

A Party may change its address and/or email for purposes of notification given pursuant to this MOU by delivering a written notice to the other Party specifying the new physical address and/or email address at least fifteen (15) days prior to the effective date of such change.

l)	This MOU shall be governed by, construed and enforced in accordance with the laws of the Province of Ontario, Canada.

m)	This MOU may not be assigned by either Party.

n)	This MOU may not be altered, modified, amended or changed in any manner, except by a written agreement executed and delivered by authorized representatives of the Parties.

o)	Neither Party shall make a press release or public disclosure of the contents of this MOU, except as may be required to comply with any applicable law, judicial order or regulatory requirement, without first obtaining the other Party’s written consent to its timing and content, which may not reasonably withheld. If a press release or public disclosure is required to comply with any applicable law, judicial order or regulatory requirement, the Party required to issue the press release or make the public disclosure shall consult with and consider, in good faith, the other Party’s suggested changes to the proposed press release or public disclosure.

p)	This MOU constitutes the entire agreement between the Parties (including their affiliates) with respect to all matters contained herein and supersedes all prior agreements and negotiations carried out between the Parties.

q)

 If at any time one or more of the provisions of this MOU is or becomes invalid, illegal or unenforceable in any respect under any law or regulation by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

'Ihis agreement is binding upon the heirs, court appointed representatives, assigns, and successors of the parties.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed as of April 8, 2018.

[SEAL]
Novo Healthnet Limited	China Quantum Life Science Technologies Holding Limited

/s/ Robert Mattacchione	/s/ Ranxa Fu
Authorized Signature	Authorized Signature
Robert Mattacchione, Chairman	Ranxa Fu, Director

Novo Integrated Sciences, Inc.

/s/ Christopher David
Authorized Signature
Christopher David, President